Exhibit 99.1

NEWS RELEASE

Contact:	Robert H. Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Fourth Quarter and Year End Results for 2005
Impact of Previously Announced Leasing Policy Change Results in 5.4% Revenue Decline

Consumables Revenue Up 12% on Growing Installed Base

FULLERTON, California, February 17, 2006 - Beckman Coulter, Inc. (NYSE:BEC) announced today fourth quarter and year ended December 31, 2005 results.

	Three Months Ended December 31			Year Ended December 31
	2005	2004	% Chg	2005	2004	% Chg

Reported Results
Sales (in millions)	$655.5	$693.0	(5.4)%	$2,443.8	$2,408.3	1.5%
Earnings Per Diluted Share	$0.28	$0.91	(69.2)%	$2.32	$3.21	(27.7)%

Sales of $655.5 million in the fourth quarter were impacted by a faster than anticipated customer shift to operating-type leases.  The company estimates that sales increased about 5% in the quarter after normalizing 2004 and 2005 sales for lease-type mix and currency.  Comparable diluted earnings per share for the fourth quarter of $0.73 and full year of $3.02 were in line with the outlook provided by the company on November 2, 2005, of $0.66 to $0.76 and $2.95 to $3.05, respectively.  Attached to this release are “Non-GAAP Disclosures”, where the impacts of certain items on reported results are discussed.

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2005 Summary

In July 2005, Beckman Coulter announced two initiatives to better position the company for sustained revenue and earnings growth and to more effectively act on opportunities across the biomedical testing continuum.  The first was a reorganization combining its two divisions into a one-company structure, together with a restructuring program aimed at realigning and optimizing operations.  Second was the adoption of a leasing policy change based on customer preference, from predominately sales-type leases, in which hardware revenue is recognized at lease inception, to predominately operating-type leases, where hardware revenue is recognized over the life of the lease, typically five years.  Although customer monthly lease payments are identical in either case, this change, which principally affects U.S. instrument placements, has the effect of lowering reported sales and profits in the near-term.

Scott Garrett, president and CEO commented, “Beckman Coulter is committed to delivering steady, above-market revenue growth, with consumables growing 10% or more annually.  Our reorganization provides the foundation to leverage technology and product development across the biomedical testing continuum and our leasing terms and conditions are now more responsive to customers.  While the leasing policy change constrains our operating results in the near-term, it drives multiple long-term benefits, including greater sales predictability, better selling efficiency, enhanced supply chain productivity, expanded margins and improved asset management.  As we move through this transition, our 10.4% consumables growth and $420 million operating cash flow in 2005 give us confidence that we will emerge a much more effective organization.”

Fourth Quarter Discussion

Worldwide consumables sales in the fourth quarter were up 12.0%.  Acquisitions contributed 3.9% to this growth rate.  Consumable gains were led by an increase of nearly 24% in Access® immunoassay consumables.

Geographically, sales in the US were down 12.4% while international sales, impacted less severely by the leasing policy change, were up 4.6% in constant currency.  Revenues in Europe were up 7.3%, led by continued strength in dealer markets.  Southeast Asia and China grew in double-digits.  Market weakness in Germany and Japan continued to constrain overall growth of international sales.

Gross margins were favorably impacted by a shift in the revenue mix to more aftermarket sales.   Operating benefits from the leasing policy change allowed management to target a reduction of inventory.  The success of this initiative drove higher than expected cash flow but also resulted in unfavorable manufacturing absorption.  The negative absorption along with continued investment in service, higher costs for freight and the impact of inventory write-offs as a result of the Company's reorganization, more than offset the contribution from the shift to more aftermarket sales.  The result was a decline in the gross profit margin by about 70 basis points to 45.1% of sales.

Operating income for the quarter was $5.9 million after $48.5 million in special charges, comprised of $35.1 million for restructuring and $13.4 million for non-cash write-offs related to impaired assets and inventory.  Write-offs included two lower priority investments in the Cellular product area, an immunoassay license, and certain non-core product lines in Discovery and Automation.  Before special charges, operating income was $54.4 million or 8.3% of sales, down 470 basis points due to the decrease in gross margin, the effect of lower reported sales from the leasing policy change relative to the required support infrastructure and an increased investment in research and development.

Net earnings benefited from favorable currency related expenses and a reduced tax rate driven by geographic mix of profits, including the effects of restructuring charges as well as the reversal of valuation allowances on certain deferred tax assets.  On a fully diluted basis, the company earned $0.28 per share and, after adjusting for special charges, $0.73 per share.  (See “Non-GAAP Disclosures”.)

Said Garrett, “Relative to our outlook, customers adopted operating-type leases faster in the quarter than our outlook contemplated trimming reported sales by $4 million more than we had projected.  Adding this amount back to sales puts us within our outlook range.  Consumables growth is on track, with robust performance in the Access immunoassay product line.  Placements of our industry leading platforms continued to be strong, led by large hematology systems and the new UniCel® DxC family of chemistry analyzers.”

Fourth Quarter Business Developments

•      Completed the acquisition of Diagnostic Systems Laboratories (DSL), a leading provider of specialty immunoassays, including proprietary tests for reproductive endocrinology and cardiovascular risk assessment.  This addition, along with the second quarter acquisition of Agencourt Biosciences, broadens Beckman Coulter’s line of consumables for the fast growing immunoassay and molecular analysis markets.

•      Completed submissions to begin operating as one of the first Foreign Invested Commercial Enterprises (FICE) in China.  “Commercial Enterprise” status was approved in January 2006 and enables the company to engage in a broader range of business activities to accelerate market penetration and build on its long established leadership position in China.

•      Formed Beckman Coulter India, a wholly owned subsidiary, enabling the company to sell directly in this important market.

Key Contracts

•      Signed a new agreement with Consorta, a health care resource management and group purchasing organization.  In addition to extending its contract with Beckman Coulter for hematology products, the company added Chemistry, Immunodiagnostics and Automation.

•      Signed a distribution and supply agreement with Affymetrix, Inc. to integrate Agencourt RNACleanTM, which utilizes the company’s proprietary SPRI® technology, into the reagent kit for the Affymetrix GeneChip® Array Station.

Product Launches

•      Shipped the Vidiera™ NsP nucleic sample preparation platform for nucleic acid isolation, quantification, normalization and reaction set-up for downstream assay analysis.  Vidiera™ NsP is based on Beckman Coulter’s Biomek® robotic automation and diagnostic primary tube handling technologies.  Vidiera™ NsP is a companion product to the Vidiera™ NsD nucleic sample detection platform released earlier in 2005.

Full Year 2005 Discussion

Sales for full year 2005 were $2,443.8 million, up 1.5% over prior year or 0.6% in constant currency.   When normalizing 2004 and 2005 sales for lease-type mix and currency, full year sales would have increased about 5%.  International sales were up 7.5% in constant currency, with Europe up 10% on the strength of rapid market penetration with Immunoassay systems.

On a worldwide basis, consumables revenue grew 10.4%.  The Agencourt and DSL acquisitions contributed 1.5% to this growth rate.

Autochemistry unit placements set a record and were up 18% over the prior year.  The UniCel® DxC 600 and 800 platforms led the way and about one-third of these newly introduced chemistry systems displaced competitive installations.   Placements of large hematology systems grew 12% and placements of immunoassay analyzers maintained the strong pace established in 2004.   In the Discovery and Automation product area, placements of High Performance and Ultra Centrifuges combined were up nearly 15%.   Beckman Coulter continued to grow its installed base in clinical automation, regaining momentum in the second half.

Gross profit margin was 46.1%, down 105 basis points relative to prior year.  Gross margins were favorably impacted by currency and a shift in the revenue mix to more aftermarket sales.  This was more than offset by higher costs for service, freight, new product support, lower absorption, and inventory adjustments relating to certain discontinued products.

Operating income for the year was $205.7 million.  Before special charges operating income was $280.4 million or 11.5% of sales down 220 basis points from prior year due to a decrease in gross margin, the effect of lower reported sales from the leasing policy change relative to the required support infrastructure and an increased investment in research and development.  Improvements in non-operating expenses and a favorable tax rate contributed to earnings per fully diluted share of $2.32.  Excluding special charges, earnings per fully diluted share were $3.02.  (See “Non-GAAP Disclosures”.)  The tax rate for the year reflects a favorable geographic mix of profits, IRS settlements, the realization of tax credits including those from the American Jobs Creation Act and the reversal of valuation allowances for certain deferred tax assets.

Cash flow from operations was $420 million compared to $267 million in 2004.  Free cash flow rose by $68 million to $176 million, driven by better working capital management and lower pension contributions. These cash flows were used to fund the $70 million increased investment in capital expenditures for the shift to operating-type leases and to pay down about two-thirds of the nearly $245 million invested in the two acquisitions made during the year.

Scott Garrett commented, “Our business fundamentals are solid.  We accelerated placements of platforms across our major product areas, which will be a primary driver for consumables growth in the future.   Going forward, the company will be reporting recurring revenue each quarter, consisting of supplies, test kits, service and operating-type lease payments.   As our operating-type lease model approaches equilibrium over the next few years, the recurring revenue stream should reach 80% of our overall sales compared to 67% in 2004 and 72% in 2005.”

Restructure Update

Operating income for 2005 was $205.7 million after $62.7 million in special charges, comprised of $36.0 million for restructuring and $26.7 million in non-cash write offs of impaired assets and inventory.  As expected, the company has already begun to realize benefits from the restructuring with about $2 million in run-rate savings in the fourth quarter. In further actions, Beckman Coulter has initiated steps to outsource more of its subassembly manufacturing.  Consolidation of additional component operations along with other supply chain management opportunities are being developed and should be implemented throughout 2006 and into 2007.  These actions are anticipated to result in additional charges of approximately $23 million over the course of the year.  In addition, the company expects to sell two parcels of land and to close three minor facilities.  The gain from these asset sales should largely offset any restructure charge taken in 2006, although not necessarily in the same quarter.  The company continues to expect restructuring related benefits of $15 million in 2006, largely in the second half of the year.  Anticipated benefits in 2007, previously estimated at $20 million, have been increased to $25 million. Benefits in 2008 and beyond, previously estimated at $25 million, are now expected to be $30 million.

2006 Outlook

The company is reaffirming its November 2, 2005, outlook.  Assuming stable currency, 2006 sales should be in the range of $2,525 to $2,600 million.  Continued market share gains and revenues from a strong stream of consumables should allow sales to increase across all product areas.  Chemistry sales should be in the range of $690 to $710 million; Cellular, $790 to $810 million; Immunoassay, $490 to $520 million; and Discovery and Automation, $550 to $570 million.  Growth in consumables should be above 10%.  Quarter-over-quarter comparisons on an “as reported” basis should again become meaningful in the fourth quarter of 2006.

Operating income margin should be between 11.0 and 11.5%.  This includes the impact of the adoption of FAS 123R, which expenses employee stock options and is expected to trim the margin by about 90 basis points.  Non-operating expenses should be about $45 million.  The tax rate should be 25 to 26%, but could fluctuate quarterly based on geographic profit mix.  Earnings per fully diluted share for the year should be in the range of $2.70 to $2.90 based on a share count of 65.5 million shares, including approximately $0.20 impact from FAS 123R.  This estimate excludes the impact of any special charges or gains.

Operating cash flow is expected to be about $375 million and free cash flow for the year should be at least $50 million after investing about $325 million invested in capital expenditures.  The free cash flow outlook includes planned contributions to the pension plan and an offsetting sale of lease receivables.

EPS Outlook for 2006

2005 Comparable Fully Diluted EPS		$3.02

Plus:
Pretax operations including acquisitions	$0.44 to 0.54
Restructuring benefits	0.17
		0.61 to 0.71

Less:
Leasing policy change	(0.30) to (0.36)
Currency & Interest	(0.09)
FAS 123R	(0.20)
Increase in tax rate	(0.24) to (0.28)
		(0.83) to (0.93)

2006 Fully Diluted EPS Range		$2.70 to $2.90

Said Garrett, “Growth in 2006 will be led by the continuing strength of our DxC 600 and 800 Autochemistry platforms and placements of UniCel® DxI 800 immunoassay systems.  In total, we expect additions to our installed base to equal the gains realized in 2005.  Additionally, we will have the full year benefit of our two recent acquisitions and expect them to contribute $40 to $50 million in incremental revenue.

“Furthermore, our pipeline of new products continues to lead the industry.  We recently submitted our DxC 600i, a new chemistry-immunoassay work cell, for clearance by the FDA and expect to begin delivering the product by mid-year.  This second-generation work cell will be the most capable in the market with a menu of more than 150 tests available at launch.  It will be followed by yet another new chemistry-immunoassay work cell, the ultra fast DxC 800i.  Additionally, we continue to advance the state-of-the-art in clinical automation by introducing successive generations incorporating significant customer workflow benefits. The next system in this progression will come in the second half with the release of the AutoMate™ 800 sample processor.”

Quarterly Pacing and First Quarter 2006 Outlook

The company’s quarter-by-quarter pacing of sales should be approximately:

22% - First Quarter

25% - Second Quarter

25% - Third Quarter

28% - Fourth Quarter.

Quarterly pacing for earnings per share should be about:

14% - First Quarter

24% - Second Quarter

24% - Third Quarter

38% - Fourth Quarter.

The expected quarterly pacing of earnings is changing relative to prior years due to three factors;

1)     the lapping of the leasing policy change,

2)     the accumulation of restructuring benefits, and

3)     a change in the company’s non-sales incentive compensation plans which will result in a different pacing of compensation expense over the year.

Total company sales for the first quarter should be $555 to $575 million. Operating income margin should be 7% to 8% including the impact of FAS 123R which is expected to trim about 90 basis points.  Non-operating expenses should be approximately $10 million.  Earnings per fully diluted share for the quarter should be $0.30 to $0.40 after about a $0.05 impact from FAS 123R.

Garrett concluded, “Our company has built a tremendous record of innovation.  We have superior brand equity, a highly capable workforce and loyal customers around the world.  We are confident we are building on our leadership in biomedical testing.”

Investor Conference Call

As previously announced, there will be a conference call today, Friday, February 17, 2006 at 8:30 am ET to discuss the fourth quarter and year ended December 31, 2005, results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”.  The webcast will be archived on both websites for future on-demand replay through Friday, March 17, 2006.

This press release contains the company’s unaudited financial results for 2005.  These results may change as a result of the completion of independent audit and management review activities.  Final audited results will be provided in the company’s annual report on form 10-K.  This press release also contains forward-looking statements regarding the company’s outlook for the first quarter of 2006 and the full year 2006, including expectations regarding sales, consumables growth, operating income margin, cash flow, tax rate, net earnings and earnings per diluted share growth, restructuring costs and benefits and the impact of implementing FAS123R. In addition, the press release contains statements regarding the Company’s expectations regarding product placements and introductions, contributions from the recent acquisitions, the costs and benefits of its restructuring activities, and its recurring revenue stream.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the actual timing and magnitude of the conversion to operating-type leases, the actual timing of expenses and savings related to the restructuring activities, effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, and the availability of government funding for research and new biomarkers.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, California, reported 2005 annual sales of $2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Sales	$655.5	$693.0	$2,443.8	$2,408.3

Cost of sales	360.2	375.7	1,316.5	1,272.0

Gross profit	295.3	317.3	1,127.3	1,136.3

Operating costs and expenses:
Selling, general and administrative	184.0	173.1	652.3	606.0
Research and development	59.2	53.8	208.9	200.0
Asset impairments and Restructuring charges (credits)	46.2	—	60.4	(0.7)
Total operating costs and expenses	289.4	226.9	921.6	805.3

Operating income	5.9	90.4	205.7	331.0

Non-operating (income) expense:
Interest income	(4.7)	(3.9)	(18.1)	(13.2)
Interest expense	10.1	10.5	43.8	36.2
Other, net	0.7	3.3	14.4	29.8
Total non-operating expense	6.1	9.9	40.1	52.8

Earnings before income taxes	(0.2)	80.5	165.6	278.2
Income taxes	(18.0)	20.7	15.0	67.3

Net income	$17.8	$59.8	$150.6	$210.9

Basic earnings per share	$0.28	$0.97	$2.42	$3.42
Weighted average number of basic shares outstanding (in thousands)	62,510	61,454	62,290	61,643

Diluted earnings per share	$0.28	$0.91	$2.32	$3.21

Weighted average number of dilutive shares outstanding (in thousands)	64,616	65,707	64,861	65,773

Dividends declared per share	$0.14	$0.13	$0.56	$0.48

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$57.6	$67.9
Trade and other receivables, net	601.6	653.5
Inventories	461.8	463.2
Other current assets	112.6	95.0
Total current assets	1,233.6	1,279.6

Property, plant and equipment, net	552.5	443.8
Goodwill	548.2	386.9
Other intangibles, net	354.5	321.1
Other assets	338.8	358.4
Total assets	$3,027.6	$2,789.8

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$155.2	$47.7
Accounts payable, accrued expenses and other liabilities	555.2	501.3
Income taxes payable	48.1	62.9
Total current liabilities	758.5	611.9

Long-term debt, net	589.1	611.7
Deferred income taxes	189.3	175.6
Other liabilities	295.9	296.3
Total liabilities	1,832.8	1,695.5

Commitments and contingencies

Stockholders’ equity:
Common stock	6.7	6.7
Additional paid-in-capital	449.8	414.7
Retained earnings	932.9	820.8
Accumulated other comprehensive income	37.5	68.4
Treasury stock at cost	(228.7)	(214.4)
Unearned compensation	(3.4)	(1.9)
Common stock held in grantor trust	(15.7)	(15.4)
Grantor trust liability	15.7	15.4
Total stockholders’ equity	1,194.8	1,094.3
Total liabilities and stockholders’ equity	$3,027.6	$2,789.8

BECKMAN COULTER, INC

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended December 31, 2005			Year Ended December 31, 2005
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Chemistry Systems	$173.1	(10.1)	(9.7)	$688.7	(2.3)	(3.3)
Cellular Systems	210.7	(6.6)	(5.9)	807.7	2.1	1.3
Immunoassay Systems	113.5	5.8	6.1	415.1	10.9	9.8
Discovery & Automation Systems	158.2	(5.6)	(4.3)	532.3	(1.0)	(1.7)

Total Beckman Coulter	$655.5	(5.4)	(4.7)	$2,443.8	1.5	0.6

United States	$331.1	(12.4)	(12.4)	$1,267.6	(5.0)	(5.0)
International	324.4	3.0	4.6	1,176.2	9.5	7.5

Total Beckman Coulter	$655.5	(5.4)	(4.7)	$2,443.8	1.5	0.6

Chemistry Systems include:

•              Autochemistry

•              Protein and rapid test products

Cellular Systems include:

•              Hematology

•              Coagulation

•              Flow cytometry and related products

Immunoassay Systems include:

•              All immunoassay products

Discovery and Automation Systems include

•              All robotic automation and genetic analysis products

•              All centrifuge and analytical systems

•              Industrial particle characterization

•              Clinical diagnostic automation

BECKMAN COULTER, INC.

RECURRING REVENUE AS A PERCENT OF TOTAL REVENUE

	Q1	Q2	Q3	Q4	Total

2005

Cash/STL Instrument Sales Mix%	26.5%	29.5%	28.4%	29.4%	28.5%
Recurring Revenue Mix%	73.5%	70.5%	71.6%	70.6%	71.5%

2004

Cash/STL Instrument Sales Mix%	29.8%	33.1%	29.9%	39.5%	33.4%
Recurring Revenue Mix%	70.2%	66.9%	70.1%	60.5%	66.6%

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company’s results. These non-GAAP disclosures and the rationale for providing them are as follows:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the company’s underlying business. The impact of foreign currency exchange rate fluctuations has been excluded from certain presentations and discussion of Sales by Product Area. Management believes that excluding this impact helps explain changes in the fundamental business operations.

Restructuring Related Charges – In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure.  As a result of these activities we expect to eliminate approximately 350 net positions worldwide and exit certain non-strategic products.  As part of this plan, the company recorded charges in the quarter and year ended December 31, 2005 of $35.1 million ($21.0 million after taxes) and $36.0 million ($21.6 million after taxes), respectively, for severance and other employee related costs for affected employees as well as other contract and exit costs.  Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Asset Impairment and Other Charges – During the quarter and year ended December 31, 2005, the company incurred non-cash charges related to the restructuring of $13.4 million ($8.1 million after taxes) and $26.7 million ($16.3 million after taxes), respectively for the impairment of certain assets, inventory write-offs and other non-cash charges.  Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Hurricane Katrina – In September 2005, a $4.9 million charge ($3.1 million after taxes) was recorded as a result of Hurricane Katrina which hit the Gulf Coast region on August 29, 2005.  The charge was recorded primarily to reserve for impaired receivables and to write off damaged leased equipment.  Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Officer Retirement Charges – In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the Company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Business Development Charge – In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the Company decided not to pursue. The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Net Income and Diluted EPS were impacted by the above item as follows:

	Quarter Ended December 31, 2005		Year Ended December 31, 2005
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(in millions)		(in millions)
GAAP	$17.8	$0.28	$150.6	$2.32
Restructuring related charges	21.0		21.6
Impairment and other charges	8.1		16.3
Hurricane Katrina	—		3.1
Officer retirement charges	—		3.2
Business development charge	—		1.0
Non-GAAP	$46.9	$0.73	$195.8	$3.02